INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Del Laboratories, Inc.:


We consent to incorporation by reference in the Registration Statement Nos. 033-27777, 033-64777 and 333-92249 on Form S-8 of Del Laboratories, Inc. of our report dated February 15, 2001, relating to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity, cash flows and financial statement schedule for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Del Laboratories, Inc.

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                                            /s/ KPMG LLP
                                            ------------



Melville, New York
March 20, 2001



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